Exhibit 99

News Release

For Immediate Release July 31, 2007	Contact:	Stacy Frole	(419) 627-2227

CEDAR FAIR ANNOUNCES 2007 SECOND QUARTER RESULTS

•	SECOND QUARTER ADJUSTED EBITDA INCREASES 11% ON A SAME-PARK BASIS

•	COMMENTS ON ATTENDANCE AND REVENUE TRENDS THROUGH JULY

•	UPDATES 2007 FULL-YEAR GUIDANCE

SANDUSKY, OHIO, July 31, 2007 — Cedar Fair Entertainment Company (NYSE: FUN), a leader in regional amusement parks, water parks and active entertainment, today announced results for the second quarter ended June 24, 2007. The 2007 figures include the results of the Paramount Parks since their acquisition from CBS Corporation on June 30, 2006.

Operations, including the acquired parks, generated revenues of $274.0 million in the second quarter and net income of $5.5 million, or $0.10 per diluted limited partner unit. For the same period last year, which does not include the acquired parks, the company reported net income of $11.1 million, or $0.20 per diluted limited partner unit, on revenues of $145.4 million.

Consolidated adjusted EBITDA for the quarter, which management believes is a meaningful measure of the company’s park-level operating results increased $47.7 million to $85.8 million from $38.1 million for the same period a year ago. See the attached table for a reconciliation of adjusted EBITDA to net income.

Consolidated operating income for the second quarter was $40.2 million compared with $19.9 million in 2006. Operating costs were $188.2 million versus $107.3 million in the prior year, while interest expense was $36.2 million, up from $8.0 million last year. The increased interest expense primarily reflects increased borrowings to fund the Paramount Parks acquisition and the refinancing of existing debt at the time.

Dick Kinzel, Cedar Fair chairman, president and chief executive officer, said the business combination is performing well, with combined attendance of 6.3 million in the quarter, average in-park guest per capita spending of $40.54 and out-of-park revenues of $27.9 million. “While attendance trends were soft due to

Cedar Fair Entertainment Company – One Cedar Point Drive, Sandusky, Ohio 44870-5259    419-627-2233

Cedar Fair Announces 2007 Second Quarter Results

July 31, 2007

pricing changes we have made to reduce discounting at some of the acquired parks, we were pleased with the improvements we saw in guest per capita spending at all of our parks during the second quarter,” Kinzel said.

Kinzel added, “It has been just over a year since we acquired the new parks and we have made good progress on integrating them into our existing portfolio of assets. Currently, in the second phase of integration, we have continued to develop our company-wide personnel and wage structure, begun to realize purchasing efficiencies and have introduced new pricing and marketing programs. Pricing strategy changes take time to introduce to the market place. As we begin to fully implement our capital plan on a park-by-park basis and gain additional experience in the new markets, we will be able to better optimize our pricing and marketing strategies. We believe we are on schedule to take full advantage of these new strategies over the next 2-4 years. Our overall marketing and capital investment plans continue to focus on providing a blend of thrill and family entertainment.”

Second Quarter Same-Park Comparison

Excluding effects of the acquisition and corporate costs, Cedar Fair’s second-quarter results on a same-park basis improved from the same period a year ago. For the second quarter, same-park net revenues increased 1%, or $1.2 million, to $146.6 million. This increase was attributable to a 5% increase in per capita spending across all of the parks, offset by a 3% decrease, or 105,000 visits, in attendance primarily in the southern and western regions. Out-of-park revenues, including resort hotels, decreased 3%, or $757,000, during the second quarter. This decrease was due to 15 fewer operating days, including seven fewer operating days at Cedar Point and five fewer operating days at Geauga Lake.

On a same-park basis, second quarter adjusted EBITDA increased 11%, or $4.4 million, to $44.3 million. Operating costs and expenses were 3% lower at $102.3 million versus $105.5 million a year ago. The decrease in operating costs is attributable to the fewer operating days compared with the prior-year period as well as the continued focus on bringing costs in line with attendance trends at our northern region parks, particulary at Geauga Lake.

Cedar Fair Entertainment Company – One Cedar Point Drive, Sandusky, Ohio 44870-5259    419-627-2233

Cedar Fair Announces 2007 Second Quarter Results

July 31, 2007

Six-month Results

Through June 24, 2007, consolidated net revenues were $304.0 million and the consolidated operating loss for the period was $10.7 million. On a same-park basis excluding the benefit of the acquisition and corporate costs, net revenues for the first six months of the year were 2% higher, at $172.1 million versus $169.4 million the prior year. Operating income for this same period increased $4.6 million to $1.6 million compared with an operating loss of $3.0 million in 2006.

Adjusted EBITDA for the period increased on a consolidated basis $25.4 million, with benefit from the acquisition, to $39.3 million. On a same-park basis, adjusted EBITDA was $26.1 million, $7.4 million higher than last year, reflecting improved operating results in our northern and western region parks.

“In general, we are satisfied with our results through the first half of the year,” said Kinzel. “Over the next several months we will continue to introduce new marketing programs and look forward to introducing new shows and attractions during our growing fall season.”

July Operations

For the first seven months of 2007 through July 29, net revenues on a same-park basis increased 2%, or $5.2 million, to $329.8 million in 2007 from $324.6 million through the same period in 2006. This increase is attributable to a 6% increase in average in-park guest per capita spending to $39.76, offset somewhat by a 3% decrease, or 244,000 visits, from 2006 and a decrease of 1%, or $472,000, in out-of-park revenues.

Including results from the acquired parks since their acquisition, consolidated net revenues through July 29 totaled $574.3 million compared with $426.6 million in 2006. Over this same period, combined attendance totaled 12.7 million visits in 2007 versus 9.7 million visits for the same period a year ago and average in-park guest per capita spending was $40.41 compared with $37.78. Out-of-park revenues through July totaled $60.3 million up from $58.5 million for the first seven months of 2006. “July is the first month we have internal year-over-year comparisons to operations at all of our parks,” Kinzel said. “For the past four weeks, consolidated revenues were down 1%, or $3.1 million. This is a result of a 7% decrease in attendance, or 363,000 visits, due to the changes in our pricing methodology including the elimination of many complimentary tickets. This was

Cedar Fair Entertainment Company – One Cedar Point Drive, Sandusky, Ohio 44870-5259    419-627-2233

Cedar Fair Announces 2007 Second Quarter Results

July 31, 2007

substantially offset by a 5% increase in in-park per capita spending to $40.39 and a 3%, or $501,000, increase in out-of-park revenues.

“Although we have not met all of our park-level attendance objectives to this point, we remain pleased with the trends in average in-park guest per capita spending and overall guest satisfaction at our parks,” he continued. “With approximately half of our budgeted attendance still ahead of us, we are hopeful that we will continue to see growth in average in-park guest per capita spending and regain some of our attendance shortfalls through the introduction of new marketing programs and our popular fall events. At this time, based on preliminary results through July, we now expect to generate full-year revenues between $950-$980 million and full-year adjusted EBITDA between $325-$340 million.”

Kinzel concluded by noting that virtually all of Cedar Fair’s revenues from its seasonal amusement parks, water parks, and other seasonal resort facilities are realized during a 130 to 140-day operating period beginning in early May, with the major portion concentrated in the peak vacation months of July and August. Only Knott’s Berry Farm, Castaway Bay and Star Trek: The Experience are open year-round, with Knott’s Berry Farm operating at its highest level of attendance during the third quarter of the year.

Management will host a conference call with analysts today, July 31, 2007, at 2:00 p.m. Eastern Time, which will be web cast live in “listen only” mode via the Cedar Fair web site (www.cedarfair.com). It will also be available for replay starting at approximately 5:00 p.m. ET, Tuesday, July 31, 2007, until 11:59 p.m. ET, Tuesday, August 14, 2007. In order to access the replay of the earnings call, please dial 1-877-519-4471 followed by the access code 9016239.

Cedar Fair is a publicly traded partnership headquartered in Sandusky, Ohio, and one of the largest regional amusement-resort operators in the world. The Partnership owns and operates 12 amusement parks, five outdoor water parks, one indoor water park and six hotels. Amusement parks in the company’s Northern Region include three in Ohio: Cedar Point, consistently voted “Best Amusement Park in the World” in Amusement Today polls, Kings Island, and Geauga Lake & Wildwater Kingdom; as well as Canada’s Wonderland, near Toronto; Dorney Park, PA; Valleyfair, MN; and Michigan’s Adventure, MI. In the Southern Region are Kings Dominion, VA; Carowinds, NC; and Worlds of Fun, MO. Western parks in California include: Knott’s Berry Farm; Great

Cedar Fair Entertainment Company – One Cedar Point Drive, Sandusky, Ohio 44870-5259    419-627-2233

Cedar Fair Announces 2007 Second Quarter Results

July 31, 2007

America; and Gilroy Gardens, which is managed under contract. Also included in that region is Star Trek: The Experience, a Las Vegas-based interactive adventure.

Some of the statements contained in this news release constitute forward-looking statements. These statements may involve risk and uncertainties that could cause actual results to differ materially from those described in such statements. Although the Partnership believes that the expectations reflected in such forward-looking statements are reasonable, it can give no assurance that such expectations will prove to have been correct. Important factors, including general economic conditions, competition for consumer leisure time and spending, adverse weather conditions, unanticipated construction delays and other factors could affect attendance at our parks and cause actual results to differ materially from the Partnership’s expectations. In addition, risks and uncertainties concerning the acquisition of the Paramount Parks include, but are not limited to the ability of the Partnership to combine the operations and take advantage of growth, savings and synergy opportunities.

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(Table Follows)

Cedar Fair Entertainment Company – One Cedar Point Drive, Sandusky, Ohio 44870-5259    419-627-2233

Cedar Fair Announces 2007 Second Quarter Results

July 31, 2007

Cedar Fair Entertainment Company

SUMMARY STATEMENTS OF OPERATIONS

SECOND QUARTER

(unaudited)

	Three Months Ended		Six Months Ended		Twelve Months Ended
(In thousands except per unit)	6/24/07	6/25/06	6/24/07	6/25/06	6/24/07	6/25/06
Net revenues:
Admissions	$150,154	$71,434	$161,486	$79,953	$541,008	$290,216
Food, merchandise and games	106,160	59,588	120,133	71,370	355,677	218,786
Accommodations and other	17,700	14,407	22,394	18,051	69,343	55,426

Total net revenues	274,014	145,429	304,013	169,374	966,028	564,428
Operating costs and expenses	188,202	107,339	264,765	155,504	630,451	373,327

Adjusted EBITDA (a)	85,812	38,090	39,248	13,870	335,577	191,101
Depreciation and amortization	45,653	18,218	49,971	21,692	118,982	56,517

Operating income (loss)	40,159	19,872	(10,723)	(7,822)	216,595	134,584
Interest expense	36,193	8,040	69,598	15,241	143,513	28,097
Other expense	179	—	299	—	4,075	—

Income (loss) before taxes	3,787	11,832	(80,620)	(23,063)	69,007	106,487
Provision (credit) for taxes	(1,743)	772	(31,026)	(7,619)	15,680	(51,215)

Net income (loss)	$5,530	$11,060	$(49,594)	$(15,444)	$53,327	$157,702

Weighted average units outstanding - diluted	55,048	54,963	54,170	53,884	54,946	54,937

Per limited partner unit:
Net income (loss) - diluted	$0.10	$0.20	$(0.92)	$(0.29)	$0.97	$2.87
Cash distributions paid	$0.475	$0.47	$0.945	$0.93	$1.885	$1.85

Balance Sheet Data:
Total assets	$2,600,375	$1,072,249
Total debt	1,878,563	561,600
Total partners’ equity	340,177	368,608

(a)	Adjusted EBITDA represents earnings before interest, taxes, depreciation and amortization. The Partnership believes adjusted EBITDA is a meaningful measure of park-level operating profitability. Adjusted EBITDA is not a measurement of operating performance computed in accordance with generally accepted accounting principles and is not intended to be a substitute for operating income, net income or cash flow from operating activities as defined under generally accepted accounting principles. In addition, adjusted EBITDA may not be comparable to similarly titled measures of other companies.

Cedar Fair Announces 2007 Second Quarter Results

July 31, 2007

Cedar Fair Entertainment Company

RECONCILIATION TO ADJUSTED EBITDA

SECOND QUARTER

(unaudited)

	Three Months Ended		Six Months Ended		Twelve Months Ended
(In thousands)	6/24/07	6/25/06	6/24/07	6/25/06	6/24/07	6/25/06
Net income (loss)	$5,530	$11,060	$(49,594)	$(15,444)	$53,327	$157,702
Interest expense	36,193	8,040	69,598	15,241	143,513	28,097
Provision (credit) for taxes	(1,743)	772	(31,026)	(7,619)	15,680	(51,215)
Depreciation and amortization	45,653	18,218	49,971	21,692	118,982	56,517
Other expense	179	—	299	—	4,075	—

Adjusted EBITDA (a)	$85,812	$38,090	$39,248	$13,870	$335,577	$191,101

(a)	Adjusted EBITDA represents earnings before interest, taxes, depreciation and amortization. The Partnership believes adjusted EBITDA is a meaningful measure of park-level operating profitability. Adjusted EBITDA is not a measurement of operating performance computed in accordance with generally accepted accounting principles and is not intended to be a substitute for operating income, net income or cash flow from operating activities, as defined under generally accepted accounting principles. In addition, adjusted EBITDA may not be comparable to similarly titled measures of other companies.

This press release and prior releases are available on the Cedar Fair website at www.cedarfair.com.